EXHIBIT 99.1

EARL SCHEIB, INC.

News Release

[For immediate release]

Company Contact:	Charles E. Barrantes
Chief Financial Officer
(818) 981-9992 ext. 161

EARL SCHEIB ANNOUNCES FOURTH QUARTER AND FISCAL 2003 RESULTS

Sherman Oaks, CA, July 17, 2003 – Earl Scheib, Inc. (AMEX:ESH) reported its results for the fourth quarter and fiscal year ended April 30, 2003.

Net sales for the fourth quarter of fiscal 2003 were $12,120,000, a decrease of 9.4% from the fourth quarter of fiscal 2002 net sales of $13,374,000. This decrease resulted primarily from the Company operating eight fewer retail paint and body shops at April 30, 2003 (pursuant to its previously-reported restructuring of the retail paint and body business), as compared to April 30, 2002, and a same-shop (shops still open one year or more) sales decrease of 4.7% during the fourth quarter of fiscal 2003 from the fourth quarter of fiscal 2002. The Company believes that the same-shop sales decrease was primarily as a result of less demand for its services in the East and Midwest regions of the United States due to harsh weather conditions.  For the year ended April 30, 2003, net sales were $47,235,000, as compared to $52,126,000 during the prior fiscal year, a decrease of 9.4%, with same-shop sales in the retail paint and body business decreasing by 1.3%.

The operating loss for the fourth quarter of fiscal 2003 was $627,000, as compared to an operating loss of $884,000 in the fourth quarter of fiscal 2002.  The improved operating results were primarily attributable to overall reduced costs and an improved performance at the Company’s fleet and truck center operations, partially offset by a write-down to estimated net realizable value of $169,000 to the carrying value of the fixed assets of three shops.  In fiscal 2002, the write-down totaled $183,000, also for three shops.

The operating loss for the fiscal year ended April 30, 2003 and 2002 was $3,451,000 and $2,973,000, respectively.  Despite an overall reduction in operating costs; insurance, legal and professional expenses for the fiscal year ended April 30, 2003 increased by a combined $453,000 from the fiscal year ended April 30, 2002.

During fiscal 2003, the Company sold four parcels of real estate and disposed of other fixed assets for a pretax gain of $1,479,000.  During fiscal 2002, the Company sold 15 parcels of real estate (including its corporate office building) and disposed of other fixed assets for a pretax gain of $4,088,000.

During fiscal 2003, the Company recorded interest income of $164,000 on refunds of federal income taxes paid for fiscal years 1999 and 1998.  In addition, the Company recorded a benefit of $425,000 for the excess of previously accrued interest expense over that required at February 24, 2003 by the Internal Revenue Service (“IRS”).  As disclosed in previously filed annual and quarterly reports, the accrued interest relates to a protest regarding the disallowance by the IRS of a net operating loss carryback refund received during fiscal 1997.

The net loss for the fourth quarter of fiscal 2003 was $746,000, or $0.17 loss per diluted share, as compared to a net loss of $284,000 during the fourth quarter of fiscal 2002, or $0.07 loss per diluted share.  For the fiscal year ended April 30, 2003, the net loss was $1,929,000, or a loss of $0.44 per diluted share, as compared to net income of $450,000, or earnings of $0.10 per diluted share, for the fiscal year ended April 30, 2002.  The Company did not recognize any Federal or state income tax benefit for the pretax loss in fiscal year 2003.  Additionally, due to income allocation and state income tax laws, only part of the Company’s state income taxes in fiscal 2003 were offset by the operating losses.

Chris Bement, Chief Executive Officer and President, stated that, “Since the adoption of the retail paint and body restructuring plan in the fourth quarter of fiscal year 2001, we have closed a net 35 shops.  However, despite the success of the closings, increased insurance costs in primarily workers compensation and group medical and the costs of the regulatory requirements of a publicly-traded entity in relation to our size have impaired our progress.  Though we will continue implementing the restructuring plan and strive to attain viability in our commercial coatings and fleet and truck center operations, we also recognized that to serve the best interests of our shareholders we must look at all strategic alternatives.

Our announcement in May of the hiring of Ryan Beck & Co., investment bankers specializing in middle market companies, to explore the Company’s strategic alternatives, demonstrates our commitment to exploring all means to realize the true enterprise value of the Company for our shareholders.”

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 122 auto paint and body shops located in more than 100 cities throughout the United States.

“Safe-Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by the Company may be “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the Securities and Exchange Commission.  Generally, the words “believe”, “expect”, “hope”, “intend”, “estimate”, “anticipate”, “plan”, “will”, “project”, and similar expressions identify forward-looking statements which generally are not historic in nature.  All statements that address operating performance, events, developments or strategies that the Company expects or anticipates in the future are forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations.  The following are some of the risks and uncertainties that may impact the forward-looking statements:  the impact of the Company’s retail paint and body shop closures and operational restructuring, the effect of weather, the effect of economic conditions, the impact of competitive products, services, pricing capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of advertising and promotional activities, the impact of the Company’s expansion of its fleet services division, new product rollout and Quality Fleet and Truck Centers, commercial coatings business, the potential adverse effects of certain litigation, financing, insuring or lending constraints and the impact of various tax positions taken by the Company and the risk that the identification or consummation of any particular transaction or strategic outcome as a result of the Company’s review of its strategic alternatives is not assured.

EARL SCHEIB, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Quarter Ended April 30,		For The Year Ended April 30,
	2003	2002	2003	2002

Net Sales	$12,120,000	$13,374,000	$47,235,000	$52,126,000

Operating Loss	(627,000)	(884,000)	(3,451,000)	(2,973,000)

Gain On Sales of Real Property	—	527,000	1,479,000	4,088,000

Interest Income (Expense)	(76,000)	(102,000)	148,000	(390,000)

Income (Loss) Before Tax	(703,000)	(459,000)	(1,824,000)	725,000

Tax Provision (Benefit)	43,000	(175,000)	105,000	275,000

Net Income (Loss)	$(746,000)	$(284,000)	$(1,929,000)	$450,000

Basic Earnings (Loss) Per Share	$(0.17)	$(0.07)	$(0.44)	$0.10

Diluted Earnings (Loss) Per Share	$(0.17)	$(0.07)	$(0.44)	$0.10

Weighted Average Shares Outstanding – Basic	4,380,000	4,368,000	4,375,000	4,363,000

Weighted Average Shares Outstanding – Diluted	4,380,000	4,368,000	4,375,000	4,365,000